                                                               Exhibit 99.1
For Immediate Release
---------------------
February 25, 2008

                  NORDSTROM REPORTS FOURTH QUARTER RESULTS

     SEATTLE - February 25, 2008 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $212 million, or $0.92 per diluted share for the fourth quarter ended February 2, 2008. For the fourth quarter last year, net earnings and earnings per diluted share were $232 million and $0.89, respectively. Total sales in the fourth quarter were $2.5 billion, a decrease of 4.4 percent compared to sales of $2.6 billion for the same period in fiscal 2006. Fourth quarter same-store sales decreased 0.7 percent.

     Similar to many other retailers, Nordstrom follows the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2006 (the 53rd week) compared to the normal operating calendar of 52 weeks. Excluding the extra week of sales in the fourth quarter of 2006, total sales were approximately flat in the fourth quarter of 2007. The 53rd week is not included in same-store sales calculations.

FOURTH QUARTER HIGHLIGHTS
     The fourth quarter presented a challenging consumer and retail environment, but the company continued to make good progress aligning inventory and expenses to sales trends. The company continues to focus on profitably growing market share by providing customers with a compelling selection of designer, luxury, and quality fashion merchandise. As always, Nordstrom is dedicated to offering friendly, knowledgeable, welcoming service, with a consistent offering and experience across its retail stores and online channel at Nordstrom.com.

     -Same-store sales decreased 0.7 percent for the quarter compared to the company's approximately flat same-store sales plan. Merchandise categories with performance above the same-store average for the quarter were designer products across categories, accessories, and women's shoes.

     -Gross profit, as a percent of sales, decreased 66 basis points compared to last year's fourth quarter. Merchandise margins declined over prior year as the company continued to align inventory with sales trends. Year end inventory per square foot was $47, down from $49 in the prior year. The decline in merchandise margin rate was partially offset by lower performance based buying costs.

     -Selling, general and administrative expenses, as a percent to sales, improved 68 basis points compared to last year's fourth quarter primarily due to lower incentive costs tied to company performance, partially offset by increased bad debt expense related to our credit card business.

     -In the fourth quarter of 2007, Nordstrom repurchased 11 million shares totaling $388 million, with an average price of $34.38. The company had $1.4 billion remaining on its existing authorization. Fourth quarter share repurchases had a $0.01 impact on fourth quarter earnings per diluted share. The cumulative impact year to date of the company's share repurchase program added $0.06 to fourth quarter 2007 earnings per diluted share.

FULL YEAR RESULTS
     For the fiscal year ended February 2, 2008, net earnings increased 5.5 percent to $715 million compared to net earnings of $678 million last year. Earnings per diluted share for the same periods were $2.88 and $2.55, respectively. Full year results include a gain of $20.9 million, net of tax, or $0.09 per diluted share, for the sale of the Faconnable business, which closed during the third quarter.

     Total sales for the year increased 3.1 percent to $8.8 billion compared to prior year sales of $8.6 billion. As noted previously, fiscal 2006 included a 53rd week of sales totaling $117.7 million. Excluding the extra week of sales in fiscal 2006, total sales increased 4.6 percent in fiscal year 2007. For the year, same-store sales increased 3.9 percent. As noted previously, same-store sales calculations do not include the 53rd week.

EXPANSION UPDATE
     Nordstrom opened a new 165,000-square-foot full-line store at Aventura Mall in Aventura, Fla., on February 15, 2008.

     In 2008, Nordstrom plans to open seven additional new full-line stores:
        -On March 7, a 210,000-square-foot store at the Ala Moana Center in
           Honolulu, Hawaii;
        -On March 28, a 138,000-square-foot store at the Burlington Mall in
           Burlington, Mass.;
        -On April 18, a 118,000-square-foot store at The Mall at Partridge
           Creek in Clinton Township, Mich.;
        -On September 5, a 138,000-square-foot store at The Oaks Shopping
           Center in Thousand Oaks, Calif.;
        -On September 19, a 127,000-square-foot store at the Fashion Mall at
           Keystone in Indianapolis, Ind.;
        -On October 24, a 138,000-square-foot store at the Ross Park Mall in
           Pittsburgh, Pa.;
        -On November 7, a 77,000-square-foot store at the Waterside Shops in
           Naples, Fla.

     On October 3, 2008, Nordstrom plans to open the newly relocated full-line store at the Tacoma Mall in Tacoma, Wash. In the fall of 2008, Nordstrom also plans to open two new Rack stores at the Springbrook Prairie Pavilion in Naperville, Ill., and the Laguna Hills Mall in Laguna Hills, Calif.

QUARTERLY DIVIDEND
     As announced on February 20, 2008, the Nordstrom board of directors declared a quarterly dividend increase from $0.135 per share to $0.16 per share, payable on March 14, 2008, to shareholders of record on February 29, 2008.

2008 OUTLOOK
     The company is providing the following 2008 forecast:

                                                   Fiscal 2008
                                                  -------------
Same-store Sales                                flat to a 2% decrease
Gross Profit (%)                                30 to 60 basis point decrease
Selling, General and Admin. Expense (%)         60 to 80 basis point increase
Interest Expense, net                           $55 to $60 million increase
Finance Charges and Other, net                  $50 to $60 million increase
Effective Tax Rate                              38.7%
Earnings per Diluted Share                      $2.75 to $2.90
Diluted Shares Outstanding                      228 million

      For the first quarter of 2008, the company expects a decline of 3 percent to 5 percent in same-store sales. Earnings per diluted share for the first quarter are expected in the range of $0.49 to $0.54.

CONFERENCE CALL INFORMATION:
Company management will be hosting a conference call and webcast to discuss fourth quarter results at 4:30 p.m. (ET) today. To participate, please dial 1-888-323-7915 ten minutes prior to the call (passcode: NORD). A telephone replay will be available by dialing 1-800-294-3089 beginning approximately one hour after the conclusion of the call until 3:59 a.m. (ET) on March 25, 2008. Interested parties may also access the call in listen-only mode over the Internet by visiting the Investor Relations section of the company's corporate

Web site at www.nordstrom.com. An archived version of the webcast will be available at this location until March 24, 2008.

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 157 US stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 102 full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results for the fiscal year ending January 31, 2009 and its first quarter, anticipated quarterly and annual same-store sales rate, planned store openings, the timing and amounts of share repurchases, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, relocations, and remodels, our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to maintain our relationships with our employees, our ability to control costs, weather conditions and hazards of nature that affect consumer traffic and consumers' purchasing patterns, and the timing and amounts of share repurchases by the company. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, and our Form 10-K for the fiscal year ended February 2, 2008, to be filed with the SEC on or about March 21, 2008, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.


Investor Contact:                         Media Contact:
Chris Holloway, 206-303-3290              Michael Boyd, 206-373-3038

                                   NORDSTROM, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS - 4th Quarter
                   ----------------------------------------------
                         (unaudited; amounts in millions,
                       except per share data and percentages)

                                      Quarter    % of sales(1)       Quarter     % of sales(1)
                                       ended      (except as          ended      (except as
                                       2/2/08       indicated)         2/3/07      indicated)
                                     ----------     ----------        ----------     ---------
Net sales                           $  2,514          100.0%          $  2,631         100.0%
Cost of sales and related buying
      & occupancy costs               (1,569)         (62.4%)           (1,624)        (61.7%)
                                     ----------                       ----------
Gross profit                             945           37.6%             1,007          38.3%
Selling, general and administrative
            expenses                    (637)         (25.4%)             (685)        (26.0%)
Finance charges and other, net            76            3.0%                65           2.5%
                                     ----------                       ----------
Earnings before interest expense,
  net and income tax expense             384           15.3%               387          14.7%
Interest expense, net                    (30)          (1.2%)               (8)         (0.3%)
                                     ----------                       ----------
Earnings before income tax expense       354           14.1%               379          14.4%
Income tax expense                      (142)         (40.2%)(2)          (147)        (38.7%)(2)
                                     ----------                       ----------
Net earnings                        $    212            8.4%          $    232           8.8%


Earnings per share
     Basic                             $0.93                             $0.90
     Diluted                           $0.92                             $0.89

ADDITIONAL DATA
Weighted average shares outstanding
     Basic                               229                               257
     Diluted                             232                               262



(1)Subtotals and totals may not foot due to rounding.
(2)Percent of earnings before income taxes.

                                        NORDSTROM, INC.
                     CONSOLIDATED STATEMENTS OF EARNINGS - Fiscal Year
                   ------------------------------------------------------
                           (unaudited; amounts in millions,
                        except per share data and percentages)

                                         Year     % of sales(1)        Year        % of sales(1)
                                        ended      (except as          ended        (except as
                                        2/2/08      indicated)         2/3/07        indicated)
                                      ----------    ----------        ----------     ---------
Net sales                            $  8,828          100.0%         $  8,561         100.0%
Cost of sales and related buying
     & occupancy costs                 (5,526)         (62.6%)          (5,354)        (62.5%)
                                      ----------                       ----------
Gross profit                            3,302           37.4%            3,207          37.5%
Selling, general and administrative
     expenses                          (2,360)         (26.7%)          (2,297)        (26.8%)
Gain on sale of Faconnable                 34            0.4%              -              -
Finance charges and other, net            271            3.1%              239           2.8%
                                      ----------                       ----------
Earnings before interest expense,
     net and income tax expense         1,247           14.1%            1,149          13.4%
Interest expense, net                     (74)          (0.8%)             (43)         (0.5%)
                                      ----------                       ----------
Earnings before income tax expense      1,173           13.3%            1,106          12.9%
Income tax expense                       (458)         (39.0%)(2)         (428)        (38.7%)(2)
                                      ----------                       ----------
Net earnings                           $  715            8.1%           $  678           7.9%


Earnings per share
     Basic                              $2.92                            $2.60
     Diluted                            $2.88                            $2.55

ADDITIONAL DATA
Weighted average shares outstanding
     Basic                                245                              261
     Diluted                              249                              266


(1)Subtotals and totals may not foot due to rounding.
(2)Percent of earnings before income taxes.

                                           NORDSTROM, INC.
                                     CONSOLIDATED BALANCE SHEETS
                       ------------------------------------------------------
                                   (unaudited;  amounts in millions)

                                                     2/2/08                            2/3/07
                                                   ----------                        ----------

Assets
Current assets:
     Cash and cash equivalents                    $    358                          $    403
     Accounts receivable, net                        1,788                               684
     Investment in asset backed securities             -                                 428
     Merchandise inventories                           956                               997
     Current deferred tax assets, net                  181                               169
     Prepaid expenses and other                         78                                61
                                                   ----------                        ----------
Total current assets                                 3,361                             2,742
Land, buildings and equipment, net                   1,983                             1,757
Goodwill                                                53                                52
Acquired tradename                                      -                                 84
Other assets                                           203                               187
                                                   ----------                        ----------
Total assets                                      $  5,600                          $  4,822
                                                  ===========                        ===========


Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                             $    556                          $    577
     Accrued salaries, wages and related benefits      268                               340
     Other current liabilities                         492                               433
     Income taxes payable                               58                                76
     Current portion of long-term debt                 261                                 7
                                                   ----------                        ----------
Total current liabilities                            1,635                             1,433
Long-term debt, net                                  2,236                               624
Deferred property incentives, net                      369                               356
Other liabilities                                      245                               240

Commitments and contingent liabilities

Shareholders' equity:
     Common stock, no par value: 1,000 shares
       authorized; 221 and 257 shares
       issued and outstanding                          936                               827
     Retained earnings                                 201                             1,351
     Accumulated other comprehensive loss              (22)                               (9)
                                                   ----------                        ----------
Total shareholders' equity                           1,115                             2,169
                                                   ----------                        ----------
Total liabilities and shareholders' equity        $  5,600                          $  4,822
                                                  ===========                        ===========


                                         NORDSTROM, INC.
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                    ------------------------------------------------------
                                (unaudited;  amounts in millions)

                                                            Year ended             Year ended
                                                              2/2/08                 2/3/07
                                                            -----------           -----------
Operating Activities
Net earnings                                            $       715           $       678
Adjustments to reconcile net earnings
to net cash provided by operating activities:
     Depreciation and amortization of buildings
        and equipment                                           269                   285
     Gain on sale of Faconnable                                 (34)                   -
     Amortization of deferred property incentives
        and other, net                                          (36)                  (36)
     Stock-based compensation expense                            26                    37
     Deferred income taxes, net                                 (42)                  (58)
     Tax benefit of stock-based payments                         28                    44
     Excess tax benefit from stock-based payments               (26)                  (38)
     Provision for bad debt expense                             107                    17
     Change in operating assets and liabilities:
          Accounts receivable                                (1,234)                  (61)
          Investment in asset backed securities                 420                   128
          Merchandise inventories                                -                    (39)
          Prepaid expenses                                       (9)                   (5)
          Other assets                                          (27)                   (8)
          Accounts payable                                      (19)                   84
          Accrued salaries, wages and related benefits          (64)                   49
          Other current liabilities                              36                    23
          Income taxes payable                                   (6)                   (6)
          Deferred property incentives                           58                    31
          Other liabilities                                      (1)                   17
                                                             -----------           -----------
Net cash provided by operating activities                       161                 1,142
                                                             -----------           -----------

Investing Activities
Capital expenditures                                           (501)                 (264)
Proceeds from sale of Faconnable                                216                    -
Proceeds from sale of assets                                     12                    -
Purchases of short-term investments                              -                   (110)
Sales of short-term investments                                  -                    164
Other, net                                                        3                    (8)
                                                             -----------           -----------
Net cash used in investing activities                          (270)                 (218)
                                                             -----------           -----------

Financing Activities
Proceeds from long-term borrowings, net                       2,510                    -
Principal payments on long-term borrowings                     (680)                 (307)
Increase (decrease) in cash book overdrafts                       5                   (51)
Proceeds from exercise of stock options                          34                    51
Proceeds from employee stock purchase plan                       17                    16
Excess tax benefit from stock-based payments                     26                    38
Cash dividends paid                                            (134)                 (110)
Repurchase of common stock                                   (1,702)                 (621)
Other, net                                                      (12)                    0
                                                             -----------           -----------
Net cash provided by (used in) financing activities              64                  (984)
                                                             -----------           -----------
Net decrease in cash and cash equivalents                       (45)                  (60)
Cash and cash equivalents at beginning of year                  403                   463
                                                             -----------           -----------
Cash and cash equivalents at end of year                $       358           $       403
                                                             ===========           ===========